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                                                                     EXHIBIT 22



                                 [NEW IMAGE LOGO]

                 2283 COSMOS COURT  CARLSBAD, CALIFORNIA 92009
                    PHONE (619) 930 9900  FAX (619) 930 9999


                                January 31, 1997


Dear Fellow Stockholder:

     I am pleased to inform you that, on January 27, 1997, New Image Industries, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Agreement") with DENTSPLY International Inc. ("DENTSPLY") and Image Acquisition Corp., a wholly owned subsidiary of DENTSPLY (the "Purchaser"), pursuant to which the Purchaser has commenced a tender offer to purchase all of the outstanding shares of the Company's common stock for $2.00 per share in cash (the "Offer"). Under the Agreement, the Offer will be followed by a merger (the "Merger") in which the remaining shares of common stock will be converted into the right to receive $2.00 per share in cash.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF SHARES OF THE COMPANY'S COMMON STOCK TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at their decision, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9, which is being filed today with the Securities and Exchange Commission. Among other things, the Board of Directors retained Cleary Gull Reiland & McDevitt Inc. to render a fairness opinion to the Company and considered such opinion that, as of the date thereof, the consideration to be received by the holders of the Company's common stock in the Offer and the Merger is fair to such holders from a financial point of view.

     In addition to the attached Schedule 14D-9 relating to the Offer, enclosed is the Offer to Purchase, dated January 31, 1997, of DENTSPLY, together with related materials including a Letter of Transmittal to be used for tendering your shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed material carefully.

                                          Sincerely,

                                          /s/ Dewey F. Edmunds
                                          -------------------------------------
                                          Dewey F. Edmunds
                                          President and Chief Executive Officer